                                                                  Exhibit 12.1
NS GROUP, INC.                                                        Form S-3
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)

                                           Three Months              Three Months               Fiscal Year Ended September (c)
                                              Ended      Year Ended      Ended      ----------------------------------------------
                                            3/31/2002    12/31/2001   12/31/2000      2000         1999         1998          1997
                                             --------     --------     --------     --------     --------     --------    --------
Earnings
     Pretax income (loss) from continuing
     operations                              ($14,307)    ($59,894)    ($ 5,435)    ($24,638)    ($55,183)    $  5,776    $  6,425

     Interest expense                           2,596       10,342        2,804       11,745       11,551       12,653      24,261
     Interest portion of rent expense (b)         126          640          162          729          525          694         619
                                             ========     ========     ========     ========     ========     ========    ========

                                             ($11,585)    ($48,912)    ($ 2,469)    ($12,164)    ($43,107)    $ 19,123    $ 31,305
                                             ========     ========     ========     ========     ========     ========    ========
Fixed Charges
     Interest expense                        $  2,596     $ 10,342     $  2,804     $ 11,745     $ 11,551     $ 12,653    $ 24,261
     Interest portion of rent expense (b)         126          640          162          729          525          694         619
                                             --------     --------     --------     --------     --------     --------    --------

                                             $  2,722     $ 10,982     $  2,966     $ 12,474     $ 12,076     $ 13,347    $ 24,880
                                             ========     ========     ========     ========     ========     ========    ========

Ratio of Earnings to Fixed Charges               --           --           --           --           --           1.43        1.26

Deficiency in Earnings (b)                   ($11,585)    ($48,912)    ($ 2,469)    ($12,164)    ($43,107)        --          --
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(a)      One-third of rent expense is the portion deemed representative of the interest factor.
(b)      Earnings for the year ended December 31, 2001 include $55.6 million of restructuring charges. Excluding these charges, the deficiency in earnings to cover fixed charges would have been $4.3 million.
(c)      Our fiscal years prior to October 1, 2000 ended as the last Saturday in September. Effective November 20, 2000, we changed our fiscal year-end to a calendar year ending on December 31.